Exhibit 99.1

American Public Education Reports Fourth Quarter and Full-Year 2011 Results

CHARLES TOWN, W. Va.--(BUSINESS WIRE)--February 28, 2012--American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS), which operates through American Military University (AMU) and American Public University (APU) – announced financial results for the quarter and year ended December 31, 2011.

Recent Highlights:

  Net course registrations1 increased to approximately 95,400 in the fourth quarter of 2011, a year-over-year increase of 36%.
  Net course registrations by new students1 in the fourth quarter of 2011 increased to approximately 24,600, an increase of approximately 53% over the same period of 2010.
  As of December 31, 2011, there were a total of approximately 110,000 active students at American Public University System, a year-over-year increase of 31%.
  Fourth quarter 2011 revenues increased 34% to $75.7 million, compared to $56.3 million in the fourth quarter of 2010.
  Income from operations before interest income and income taxes in the fourth quarter of 2011 increased 25% to $19.8 million, compared to $15.8 million in the same period of 2010.
  Net income for the fourth quarter of 2011 increased 35% to $13.0 million, or $0.71 per diluted share, compared to $9.6 million, or $0.52 per diluted share, in the same period of 2010.
  Walmart is proud to add a family benefit to its Lifelong Learning Program in partnership with APU whereby spouses and dependents of eligible Walmart and Sam’s Club associates in the United States can access the program’s Lifelong Learning Grant.

Financial and Other Results:

Total revenues for the fourth quarter of 2011 increased 34% to $75.7 million, compared to total revenues of $56.3 million in the fourth quarter of 2010. Income from operations before interest income and income taxes in the fourth quarter of 2011 increased 25% to $19.8 million, compared to $15.8 million in the same period of 2010. Stock-based compensation expense reduced operating income by $769,000 in the fourth quarter of 2011 and $624,000 in the fourth quarter of 2010.

Net income for the fourth quarter of 2011 increased 35% to $13.0 million, or $0.71 per diluted share, which includes $464,000, or $0.03 per diluted share, in stock-based compensation expense, net of tax. This compares to net income of $9.6 million, or $0.52 per diluted share for the fourth quarter of 2010, including $368,000, or $0.02 per diluted share in stock-based compensation expense, net of tax. The weighted average diluted shares outstanding for the fourth quarter of 2011 and 2010 were approximately 18.2 million and 18.4 million, respectively.

For the twelve months ended December 31, 2011, total revenues were $260.4 million, an increase of 31% compared to total revenues of $198.2 million in the same period of 2010. Income from operations before interest income and income tax for the twelve months ended December 31, 2011 increased 26% to $62.9 million, compared to $50.0 million in the same period of 2010. Stock-based compensation expense reduced each period's operating income by $3.2 million and $2.8 million, respectively.

Net income for the twelve months ended December 31, 2011 increased to $40.8 million, or $2.23 per diluted share, which includes $1.9 million, or $0.10 per diluted share, in stock-based compensation expense, net of tax. This compares to net income of $29.9 million, or $1.59 per diluted share, in the same period of 2010, including $1.7 million, or $0.09 per diluted share, in stock-based compensation expense, net of tax. The weighted average diluted shares outstanding for the twelve months ended December 31, 2011 and 2010 were approximately 18.3 million and 18.8 million, respectively.

Total cash and cash equivalents as of December 31, 2011 were approximately $119.0 million with no long-term debt. Cash from operations for the twelve months ended December 31, 2011 was approximately $70.4 million, compared to $47.1 million in the same period of 2010. Capital expenditures were approximately $24.9 million for the twelve months ended December 31, 2011, compared to $22.5 million in the prior year period. Depreciation and amortization was $9.2 million for the twelve months ended December 31, 2011 and $6.5 million for the same period of 2010.

Walmart is proud to add a family benefit to its Lifelong Learning Program in partnership with APU whereby spouses and dependents of eligible Walmart and Sam’s Club U.S. associates access the program’s Lifelong Learning Grant. The grant, provided by APUS, is equivalent to 15% of tuition costs. Spouses and dependents of eligible associates may begin enrolling under the program for classes starting on April 2nd. The addition of the family benefit increases access to affordable higher education and advances the program’s goal to increase the number of persons with a college degree.

Net Course Registrations:

For the three months ended December 31,

	2010	2011	% Change
Net Course Registrations by New Students[1]	16,100	24,600	53%
Net Course Registrations[1]	70,400	95,400	36%

For the twelve months ended December 31,

	2010	2011	% Change
Net Course Registrations by New Students[1]	58,400	85,200	46%
Net Course Registrations[1]	259,400	341,700	32%

Note: Net course registrations represent the aggregate number of classes in which students remain enrolled after the date by which they may drop the course without financial penalty.

1 On January 3, 2011, APUS combined each one-credit lab course with its related three-credit class resulting in one four-credit course. Net course registrations and net course registration growth rates exclude other non-credit registrations and are presented throughout this press release as if labs and classes were combined in both periods.

First Quarter 2012 Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason.

American Public Education anticipates first quarter 2012 net course registrations by new students to increase approximately 14% year-over-year; net course registrations to increase between approximately 20% and 22% year-over-year; revenues to increase approximately 27% over the prior year period; and net income to be between $0.45 and $0.49 per diluted share.

Webcast:

A live webcast of the Company’s fourth quarter earnings conference call will be broadcast today at 5:00 p.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

American Public Education, Inc.

American Public Education, Inc. (NASDAQ: APEI) is an online provider of higher education focused primarily on serving the military and public service communities. American Public University System (APUS), wholly owned by APEI, operates through American Military University (AMU) and American Public University (APU). APUS serves more than 100,000 adult learners worldwide and offers 87 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, and liberal arts. Nationally recognized for its best practices in online higher education, APUS provides an affordable education through classes taught by experienced faculty who are leaders in their fields and committed to the academic achievement of their students.

American Public University System is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (www.ncahlc.org). For more information about APUS graduation rates, median debt of students who completed programs, and other important information, visit www.apus.edu/disclosure.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will" and "would". These forward-looking statements include, without limitation, statements regarding expected growth, expected revenues and expected earnings. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	December 31,
	2011	2010
	(Unaudited)

Revenues	$75,667	$56,314
Costs and expenses:
Instructional costs and services	26,152	20,425
Selling and promotional	12,403	9,446
General and administrative	14,769	8,768
Depreciation and amortization	2,500	1,844

Total costs and expenses	55,824	40,483

Income from operations before
interest income and income taxes	19,843	15,831
Interest income, net	22	26

Income before income taxes	19,865	15,857
Income tax expense	6,880	6,250

Net income	$12,985	$9,607

Net Income per common share:
Basic	$0.73	$0.53
Diluted	$0.71	$0.52

Weighted average number of
common shares:
Basic	17,844	17,975
Diluted	18,226	18,434

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Twelve Months Ended
	December 31,
	2011	2010
	(Unaudited)

Revenues	$260,377	$198,174
Costs and expenses:
Instructional costs and services	95,216	75,309
Selling and promotional	44,713	34,296
General and administrative	48,350	32,045
Depreciation and amortization	9,239	6,502

Total costs and expenses	197,518	148,152

Income from operations before
interest income and income taxes	62,859	50,022
Interest income, net	109	111

Income before income taxes	62,968	50,133
Income tax expense	22,211	20,265

Net income	$40,757	$29,868

Net Income per common share:
Basic	$2.28	$1.63
Diluted	$2.23	$1.59

Weighted average number of
common shares:
Basic	17,877	18,281
Diluted	18,295	18,837

CONTACT:
American Public Education, Inc.
Harry T. Wilkins, CPA, 304-724-3722
Executive Vice President and Chief Financial Officer
or
Christopher L. Symanoskie, 703-334-3880
Associate Vice President, Investor Relations